Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, including any additional terms and conditions for the Executive’s country set forth in the appendix attached hereto (the “Appendix,” and together with this Employment Agreement, this “Agreement”) is made as of April 9, 2025, by and between CNH Industrial America LLC (the “Company”) and James A. J. Nickolas (the “Executive”). Capitalized terms not otherwise defined have the meanings provided in the attached Definitions Annex.

In consideration of the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Term

This Agreement will become effective as of April 11, 2025 (the “Effective Date”) and will remain in effect until the termination of the Executive’s employment; provided, that Sections 5, 6, 7, 9, 10, 11, 12, 13 and 14 will survive the termination of this Agreement and the Executive’s employment hereunder. The parties understand and agree that either party will have the right to terminate the Executive’s employment at any time subject to the terms of this Agreement.

2. Position, Location

Effective as of the Effective Date, the Company agrees to employ the Executive and the Executive agrees to serve, as a Vice President of CNH Industrial N.V. and its affiliates, including the Company (the “CNH Group”), reporting to the Chief Executive Officer of CNH Industrial N.V. (the “CEO”), and with such duties, responsibilities and authority as determined by the CEO.

Effective as of May 6, 2025, the Company agrees to employ the Executive, and the Executive agrees to serve, as the Chief Financial Officer of the CNH Group, reporting to the CEO, and with such duties, responsibilities and authority, as customary for such position and as may be determined from time to time by the CEO, who may change, expand or limit such duties, responsibilities and authority in a manner commensurate with the Chief Financial Officer role. These duties, responsibilities and authority may extend to services with CNH Group. The Executive understands and agrees that the Company may transfer or second the Executive’s employment to, or jointly employ the Executive with, any member of the CNH Group. The Executive will devote best efforts and full business time and attention to the business and affairs of the Company and the CNH Group; provided, that the Executive may, subject to the prior approval of the CEO, serve on corporate, civic or charitable boards or committees, so long as such activities do not interfere in any material respect with the performance of the Executive’s responsibilities to the Company or violate the terms of this Agreement, the Company’s policies or any other agreement between the Executive and the CNH Group.

The Executive’s employment will be based at the Company’s offices in Oak Brook, Illinois. The Executive may be required to travel in the normal course of the business.

3. Compensation

A. Base Salary. The Executive’s base salary will be at the rate of $825,000 (gross) per year (“Base Salary”). The Base Salary will be payable by the Company in regular installments in accordance with the Company’s regular payroll schedule. If the Base Salary is modified by the Company, such modified Base Salary will then constitute the Base Salary for all purposes of this Agreement.

B. Annual Bonus. The Executive will also be eligible for an annual cash bonus (the “Annual Bonus”) with a target opportunity (the “Annual Bonus Target”) equal to no less than 100% of the Base Salary based on performance goals as determined for each year by the Human Capital and Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of CNH Industrial N.V. in its discretion and in accordance with the plans and arrangements that may be in effect from time to time. The Executive’s eligibility and any conditions for eligibility and award of an Annual Bonus will be determined for each year by the Company and/or the Board in its discretion. For 2025, the Executive will be eligible for the full bonus opportunity without proration, provided that threshold performance must be achieved for any payout.

C. Long-Term Incentive Awards.

(i) Annual Long-Term Incentive Awards. Subject to the terms of the CNH Industrial N.V. Equity Incentive Plan, as may be amended from time to time, or any successor plan thereto (the “Equity Plan”) and the applicable award agreements to be provided by the CNH Group, the Executive will be eligible to receive annual long-term incentive awards with an aggregate grant date value of no less than 375% of Base Salary (the “Annual Target LTI Award”). For 2025, so long as the Executive remains employed through December 31, 2025, the Executive will be eligible to receive an Annual Target LTI Award without proration (which, for the avoidance of doubt, will be subject to the terms and conditions (including vesting conditions) of the Equity Plan and the applicable award agreement between the Executive and the Company).

(ii) Sign-On Equity Awards.

(1) In consideration of and to compensate the Executive for equity awards forfeited at the Executive’s current employer (for which the Executive agrees to provide to the Company prior to the Effective Date documentation which reasonably establishes that such forfeiture has occurred), the Executive will be eligible to receive in the second calendar quarter of 2025 a one-time restricted stock unit award with an aggregate grant date value of no less than $4,500,000 (the “Sign-On Equity Award”). Except as set forth herein, the Sign-On Equity Award will vest in two equal installments on the first two anniversaries of the date of grant in 2026 and 2027 and will be subject to the terms and conditions contained in the applicable award agreement between the Executive and the Company.

(2) In consideration of and to compensate the Executive for retirement benefits forfeited at the Executive’s current employer, the Executive will be eligible to receive in the second calendar quarter of 2025 a one-time restricted stock unit award with an aggregate grant date value of no less than $3,600,000 (the “Supplemental Equity Award”). Except as set forth herein, the Supplemental Equity Award will cliff vest on the anniversary of the date of grant in 2030 and will be subject to the terms and conditions in the applicable award agreement between the Executive and the Company.

(iii) The granting of and the terms and conditions of all long-term incentive program awards are subject to the approval of the Compensation Committee of the Board in its sole discretion. The Compensation Committee and the Board reserve the right to amend, suspend or terminate any or all provisions of the Equity Plan for the future years within the sole discretion of the Board or the Compensation Committee.

D. Benefits. During the period of employment and while the Executive serves as Chief Financial Officer, except as otherwise expressly provided, the Executive will be entitled to participate in employee benefit and other plans, policies and programs and benefits on a basis consistent with those provided generally to similarly-situated executives from time to time.

E. Expense Reimbursement. During the period of employment, the Company will also reimburse the Executive for all ordinary, reasonable and necessary business expenses incurred in connection with the business, in accordance with the Company’s policies as may be in effect from time to time. In addition, the Company will directly pay or reimburse to the Executive up to $25,000 for his legal fees and costs incurred in connection with this Agreement and the related agreements referenced herein.

4. Termination

The Executive’s employment with the Company may be terminated by the Executive or by the Company at any time, subject to any notice period specified in this Agreement and subject to the payments and other conditions provided in this Agreement.

5. Payments on Termination of Employment

A. On any Termination of Employment. On any termination of employment, the Executive will be entitled to receive any (i) earned but unpaid Base Salary through the Termination Date, (ii) accrued but unused vacation, in accordance with any applicable Company policy which may be in effect from time to time or as required by Local Laws, (iii) accrued expense reimbursements in accordance with applicable Company policies, and (iv) all other vested equity, incentive, retirement and other employee awards or benefits, pursuant to the terms and conditions of the applicable agreements and plans. Such payments are in addition to any Severance or CIC Severance to which the Executive may be entitled. For the avoidance of doubt, if the Executive is terminated for Cause, the Executive will be entitled to receive only the payments set forth in this Section 5.A.

B. Termination Other than in Connection with a Change of Control. If during the Executive’s service as Chief Financial Officer of the Company, the Executive experiences a Qualifying Termination, other than in connection with a Change of Control under Section 5.C, in addition to the amounts contemplated by Section 5.A, the Executive will be entitled to receive: (i) cash severance equal to 12 months of the Executive’s Base Salary in effect as of the Executive’s Termination Date (the “Severance”); (ii) continued coverage under medical plans applicable to similarly-situated executives (subject to the timely election of COBRA or meeting other applicable requirements under Local Law and the payment of premiums on terms consistent with active employees) during the Severance Period (as defined below) (or, if earlier, until the Executive becomes eligible to participate in other employer-sponsored medical plans) in accordance with the terms and conditions of such plans; (iii) accelerated vesting of the Supplemental Equity Award; and (iv) payment of any unpaid Annual Bonus for the completed year preceding the year in which the termination occurs (the “Prior Year Bonus”). Payment of the foregoing is subject in each case to the effectiveness of the Release and the other terms of Section 6. The Severance will be paid in equal installments over 12 months (the “Severance Period”) through the Company’s regular payroll in the same manner and at the same frequency as the Executive was paid immediately prior to the Termination Date. The first Severance installment payment will occur on the first regular payroll date that is at least sixty (60) days following the Termination Date and will include all accrued Severance the Executive would have otherwise received had the Release been effective. The payment of the Prior Year Bonus will occur at the same time as such bonuses are paid to other executives during the year of termination.

C. Termination in Connection with a Change of Control. Subject to the Executive’s continued service as Chief Financial Officer of the Company and the CNH Group through the date of a Change of Control but without regard to whether such service continues after a Change of Control, if on or within 24 months following a Change of Control, the Executive experiences a Qualifying Termination, the Executive will be entitled to (i) receive cash severance equal to 24 months of the Executive’s Base Salary in effect as of the Executive’s Termination Date (the “CIC Severance”), payable in its entirety in a single lump sum on the 60th day following the Termination Date (or, if the 60th day is not a business day, then the first business day after the 60th day), (ii) accelerated and full vesting of outstanding equity and long-term incentive awards (at the target level of performance in the case of any performance terms and conditions), (iii) payment of any unpaid Prior Year Bonus, payable in its entirety in a single lump sum on the 60th day following the Termination Date (or, if the 60th day is not a business day, then the first business day after the 60th day), and (iv) to the extent permitted by the applicable medical plans and Local Law, continued coverage under medical plans applicable to similarly-situated executives (subject to the timely election of COBRA or meeting other applicable requirements under Local Law and the payment of premiums on terms consistent with active employees) for eighteen (18) months following the Qualifying Termination (or, if earlier, until the Executive becomes eligible to participate in other employer-sponsored medical plans), in accordance with the terms and conditions of such plans or, to the extent the Company determines in its sole discretion that continued coverage is not permitted by the terms of the applicable plan or applicable Local Law, the Company will pay the Executive a monthly amount in cash equal to the amount of the premium the Company would otherwise pay under the applicable plan, with payment occurring according to the same schedule on which the premiums would otherwise have been paid to the insurer during the applicable coverage period (provided, that the first such payment will occur on the first regular payroll date that is at least sixty (60) days following the Termination Date and will include all amounts that otherwise would have been paid in such 60-day period). Notwithstanding the foregoing, if the Change of Control does not qualify as a “change in control event” within the meaning of Section 409A (as defined below), then the CIC Severance under this Section 5.C will not be paid in a lump sum but will instead be paid as set forth in Section 5.B to the extent required to avoid the imposition of additional taxation under Section 409A.

6. Conditions to Receipt of Payments on Termination of Employment

The Executive’s entitlement to any Severance or CIC Severance and the other payments and benefits contemplated by Sections 5.B and 5.C is subject to the Executive’s continued compliance with (i) each of the restrictive covenants set forth in Section 10 below and any other agreement or policy of the CNH Group and (ii) the Executive’s execution and non-revocation of a release of claims in the form generally used by the CNH Group and applicable to similarly-situated employees in the Executive’s work jurisdiction (the “Release”) within fifty-five (55) days after the Termination Date. Failure to comply with the restrictive covenants or execute or adhere to the Release, or any attempt to revoke or purported revocation of the Release, by the Executive will result in forfeiture in full of any Severance or CIC Severance and any other payments and benefits contemplated by Sections 5.B and 5.C to which the Executive would otherwise be entitled.

7. No Duplication; No Mitigation

This Agreement is not intended to and will not result in any duplication of payments or benefits to the Executive. Accordingly, if the Executive becomes entitled to statutorily-required severance payments, the Executive will receive the greater of such statutorily-required severance and the Severance or CIC Severance, as applicable, or will have the amount of the Severance or CIC Severance, as applicable, reduced by the statutorily-required severance paid to the Executive, as required by applicable Local Law and subject to compliance with Section 409A.

The Executive will be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement in order for the Executive to receive the Severance or CIC Severance, and the amounts due under this Agreement will not be subject to any offset on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

8. Applicable Policies

The Executive acknowledges and agrees that the Executive will be subject to the CNH Group policies applicable to similarly-situated executives of the CNH Group as in effect from time to time (including but not limited to codes of conduct and policies related to share ownership guidelines, clawback or recoupment, business ethics, conflicts of interest, human resources, trading in securities of the CNH Group, data protection, confidentiality and proprietary information). Without limiting the foregoing, amounts payable to the Executive under this Agreement will also be subject to clawback or recovery as required by applicable law, regulation or exchange listing requirement.

9. No Other Rights

Other than as provided in Sections 3 and 5, the Executive will have no rights to any compensation or any other benefits hereunder. All other benefits, if any, due to the Executive following the Termination Date will be determined in accordance with the plans, policies and practices of the Company or any affiliate of the Company in effect on the Termination Date. Whether the Executive’s employment has terminated, for purposes of any CNH Group plan or arrangement, will be determined solely on the basis of the applicable terms of the plan or arrangement.

10. Restrictive Covenants

The Executive hereby agrees to the following restrictions and acknowledges and recognizes the highly competitive nature of the businesses of the CNH Group:

A. Non-Solicitation/Non-Competition. During the Non-Solicitation Period, the Executive will not, directly or indirectly, hire, solicit or encourage or induce or attempt to induce to cease to work with the Company or any of its affiliates, any officer, employee, consultant or agent of the Company or any of its affiliates or otherwise interfere with the relationship between the Company or any of its affiliates on one hand and any officer, employee, consultant or agent thereof on the other hand.

During the Non-Competition Period, the Executive will not, directly or indirectly anywhere in the world: (i) engage in any Competitive Business; (ii) enter the employ of, or render any services in any capacity to, any person engaged in any Competitive Business; (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, investor, officer, director, principal, agent, trustee or consultant (other than a passive ownership position of less than two percent (2%) in any person that is an entity the shares in which are publicly traded on an internationally recognized securities exchange); or (iv) interfere with any business relationship between the Company and any of its affiliates, on the one hand, and any customers, suppliers, licensees or other business relations of, or any consultants to, the Company or any of its affiliates, on the other hand.

The Executive understands that the provisions of this Section 10 may limit the Executive’s ability to earn a livelihood in a business similar to the business of the CNH Group but the Executive nevertheless agrees and hereby acknowledges that the business of the Company and its affiliates is a worldwide business and that such provisions: (i) do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the CNH Group; (ii) contain reasonable limitations as to time and scope of activity to be restrained; (iii) are not harmful to the general public; and (iv) are not unduly burdensome to the Executive.

It is expressly understood and agreed that, although the Executive and the CNH Group consider the restrictions contained in this Section 10 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 10 or elsewhere in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained in this Agreement. It is further understood and agreed that the covenants in this Section 10 are in addition to, and not in lieu of, any similar covenants or agreements to which the Executive may be subject under any plan of or agreement with the Company or any of its affiliates.

B. Nondisparagement. Subject to Section 10.E, the Executive will not, whether during or after the Executive’s employment with the Company or its affiliates, issue, circulate, publish or utter any disparaging, defamatory or other negative or false statements about the Company or its affiliates or any of their officers, directors or managers.

C. Confidentiality. The Executive will not, whether during or after the Executive’s employment with the Company or its affiliates, without the prior written consent of the CNH Group, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information, except (i) while employed, in good faith furtherance of the Executive’s duties and responsibilities to the Company and its affiliates or (ii) as required by a court, governmental agency, administrative body or legislative body (including a committee thereof), in each case with jurisdiction; provided, that in the event that the Executive is ordered by any of the preceding to disclose any Confidential Information, the Executive will: (x) promptly notify the CNH Group of such order; (y) at the written request of the CNH Group, diligently contest such order at the sole expense of the CNH Group; and (z) at the written request of the CNH Group, seek to obtain, at the sole expense of the CNH Group, such confidential treatment as may be available under Local Laws for any information disclosed under such order.

D. Intellectual Property. The Executive hereby acknowledges and agrees that all Developments are “works made for hire” and the exclusive property of the Company. If it is determined that any Development is not a “work made for hire,” the Executive hereby irrevocably assigns and agrees to assign to the Company (or its designee) the Executive’s full right, title and interest in and to such Development (including all intellectual property rights therein and thereto). The parties hereto acknowledge and agree that, solely to the extent that the Executive is entitled to the benefits of any laws or statutes during the Executive’s employment with the Company that prohibit the assignment of certain inventions by employees to employers developed outside the course of employment (including without limitation California Labor Code Sec. 2870, Illinois Employee Patent Act, 765 ILCS 1060, Sec. 2, Revised Code of Washington Section 49.44.140(1), Kansas Statute K.S.A. §44-130, and Minn. Stat. §181.78, each incorporated herein by reference), this Section 10.D shall not apply to such inventions. To the extent any Developments are not assignable pursuant to this Section 10.D due to applicable law or statute, the Executive hereby grants to the Company a freely sublicensable (through multiple tiers), freely transferable, royalty-free, fully paid-up, irrevocable, perpetual and worldwide license to use, exploit and commercialize in any manner, and exercise any and all present or future rights in, any such Developments. The foregoing license shall be exclusive (even as to the Executive); provided, however, that to the extent the grant of an exclusive license as so contemplated is prohibited under applicable law or statute, the foregoing license shall be non-exclusive.

The Executive agrees not to incorporate, or permit to be incorporated, any inventions that the Executive, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of the Executive’s employment with the Company that the Executive consider to be the property of the Executive or any third parties (collectively, “Prior Developments”) in any Development without the Company’s prior written consent. Notwithstanding the foregoing, if in the course of employment with the Company, the Executive incorporates a Prior Development into a Development, the Executive hereby grants to the Company a nonexclusive, freely sublicensable through multiple tiers, freely transferable, royalty-free, fully paid-up, irrevocable, perpetual and worldwide license to use, exploit and commercialize in any manner, and exercise any and all present or future rights in, any such Prior Development.

The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights, trademarks, designs or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company (at the Company’s sole expense) to assign all Developments to the Company (or its designee) and to permit the Company or its designee to protect, maintain, enforce and defend the Company’s rights to any Development (including any intellectual property or other proprietary rights therein and thereto). In the event that the Company is, after reasonable effort, unable to secure the Executive’s signature on any such applications or instruments, the Executive hereby irrevocably designates and appoints the Company and its respective officers and agents as the Executive’s agent and attorney-in-fact, to execute any such applications or instruments on the Executive’s behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, in each case, to the maximum extent permitted under applicable law. The Executive will not charge the Company or its designee for time spent in complying with these obligations.

For purposes of this Agreement, “Developments” means all inventions, discoveries, designs, developments, improvements, modifications, methods, processes, product formulations, compositions, works, algorithms, databases, computer programs, formulae, techniques, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment with the CNH Group (including prior to the date of this Agreement) that relate, or otherwise could be used with respect, either to the business of the CNH Group or to any actively planned activity of the CNH Group or that result from any work performed by the Executive for the CNH Group or that make use of Confidential Information or any of the equipment or facilities of the CNH Group.

E. Protected Rights. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing in this Agreement shall limit the Executive’s rights under applicable law to report possible violations of law or provide information to any governmental entity or in response to a subpoena or other legal process or to file a charge with or participate in an investigation conducted by any governmental entity, or prohibit the Executive from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act or other Local Laws. Notwithstanding the foregoing, the Executive agrees to waive the Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by the Executive or anyone else on the Executive’s behalf (whether involving a governmental entity or not); provided, that the Executive is not agreeing to waive, and this Agreement shall not be read as requiring the Executive to waive, any right the Executive may have to receive an award for information provided to any governmental entity or other protected “whistleblower” activity.

The Executive is hereby notified that the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833 provides that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law; (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) to the individual’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as (x) any document containing the trade secret is filed under seal and (y) the trade secret is not disclosed except pursuant to court order.

F. Cooperation with Investigations and Litigation. Subject to Section 10.E, the Executive shall, during and after the Executive’s employment with the CNH Group, reasonably cooperate with the Company or at the Company’s direction in any internal or governmental investigation, or any litigation, arbitration or governmental or regulatory proceeding regarding the Company or any of its affiliates as to which the Executive may have relevant knowledge, including making himself reasonably available to consult with and/or be interviewed by the Company’s counsel or counsel to the relevant governmental or regulatory authority, to reasonably provide information and documentation in the Executive’s possession and to give testimony. The Company will reimburse the Executive for reasonable and documented out-of-pocket expenses the Executive incurs in extending such cooperation. The term “cooperation” does not mean that the Executive must provide information that is favorable to the Company; it means only that the Executive will provide information within the Executive’s knowledge and possession upon the Company’s request.

G. Enforcement and Clawback. If (i) at any time the Executive breaches any of the provisions of Section 10 or any other restrictive covenant to which the Executive is subject under any agreement with, or policy of, the CNH Group or materially breaches (or revokes or attempts to revoke) the Release, or (ii) within two (2) years after the Termination Date, the Company determines that grounds existed, on or before the Termination Date, including before the Effective Date of this Agreement, for the Company to terminate the Executive’s employment for Cause, then: (i) no further payments or benefits will be due to the Executive under this Agreement; and (ii) the Executive will promptly repay to the Company, in a cash lump sum, the total amount of any Severance or CIC Severance previously received by the Executive under this Agreement (which will, for the avoidance of doubt, be calculated as the gross amount paid by the Company on a pre-tax basis) and any equity awards delivered or other payments or benefits provided under Section 5.B or 5.C, as applicable, if any (calculated on a gross basis).

The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10.A, 10.B, or 10.C would be inadequate, and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Company will be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Executive pursuant to Section 5 of this Agreement upon a determination that the Executive has violated any provision of Section 10.A to 10.F or any other restrictive covenant to which the Executive is subject under any agreement with, or policy of, the CNH Group, subject to payment of all such amounts upon a final determination, by a court of competent jurisdiction, that the Executive had not violated such provision of Section 10.

11. Special Provisions for U.S. Taxpayers

The payments and benefits under this Agreement are intended to be exempt from, or to comply with, Section 409A of the United States Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted and administered accordingly. To extent that the Executive would otherwise be entitled to any payment or benefit under this Agreement or any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A and that if paid to the Executive during the six months beginning on the Termination Date would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A), the payment or benefit will be paid or provided to the Executive on the earlier of the business day following (i) the six-month anniversary of the Termination Date, (ii) a change in ownership or effective control of the Company (within the meaning of Section 409A) to the extent permissible under Section 409A or (iii) the Executive’s death. In addition, any payment or benefit due as a result of the Executive’s termination of employment or that is triggered by the Executive’s Termination Date that represents “deferred compensation” within the meaning of Section 409A will be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h), and any amounts constituting “deferred compensation” will not be subject to any right to set-off or offset in each case to the extent required to comply with Section 409A. To the extent applicable, each payment made under this Agreement will be deemed to be a separate payment, and amounts payable pursuant to Section 5 will be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement or otherwise, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (x) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code, if any; (y) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.

12. Section 280G.

If any payment or benefit the Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Any reduction in the Payments required by this provision will occur in the following order, as applicable: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to the Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

Unless the Executive and the Company otherwise agree in writing , any determination required under this Section 12 will be made in writing by a nationally-recognized accounting or consulting firm selected by the Company (the “Determination Firm”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 12, the Determination Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive agree to furnish to the Determination Firm such information and documents as the Determination Firm may reasonably request in order to make a determination under this Section 12. The Company shall bear all expenses with respect to the determinations by such Determination Firm required to be made hereunder.

If the Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, the Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

13. Withholding Taxes

The Company will withhold from any amounts payable under this Agreement such federal, state, local, foreign or other taxes as the Company determines in its discretion may be required to be withheld pursuant to any applicable Local Law.

14. Miscellaneous

A. No Effect on Other Benefits. Any payment or benefit received by the Executive under this Agreement will not be counted as compensation for purposes of determining benefits under benefit plans, programs, policies and agreements, except to the extent expressly provided therein or in this Agreement.

B. Employment Status. This Agreement does not guarantee the Executive employment with the Company or any affiliate, or service as Chief Financial Officer of the Company, for any specified period and does not limit the right of the Company or any affiliate of the Company to terminate the employment of the Executive or the Executive’s service as Chief Financial Officer of the Company at any time for any reason or no reason or to change the status of the Executive’s employment or to change any employment policies, subject to the terms of this Agreement.

C. Section Headings. The section headings contained in this Agreement are included solely for convenience of reference and will not in any way affect the meaning of any provision of this Agreement.

D. Successors and Assignment. This Agreement will inure to the benefit of and will be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amount is still payable to the Executive under this Agreement had the Executive continued to live, all such amounts, unless otherwise provided, will be paid in accordance with the terms of this Agreement, or as determined by the Company, to the Executive’s estate. The Executive’s rights and obligations under this Agreement will not otherwise be transferable or subject to lien or attachment.

E. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

F. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, delivered via facsimile, mailed by first-class mail

(postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company:

CNH Industrial N.V.

c/o CNH Industrial America LLC

711 Jorie Blvd

Oak Brook, IL 60523

United States

Attn: Chief Human Resources Officer

If to the Executive: to the address most recently on file in the payroll records of the Company or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the mail.

G. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way, and is intended to be in lieu of any other cash severance benefits provided under any plan of the CNH Group.

H. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or transmission by email of .pdf files), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

I. Choice of Law. The construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of Illinois, without giving effect to any choice of law or conflict of law provision or rule that may cause the application of the laws of any other jurisdiction.

J. Certain Representations. The Executive hereby represents and warrants to the Company that the Executive has not been and is not currently (i) the target of an internal complaint of discrimination or harassment at a current or prior employer that resulted in, or may result in, any adverse remedial action against the Executive; or (ii) subject to any actual or threatened judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a court, government agency or arbiter, or before any arbitrator, mediator or other alternative dispute resolution provider, relating to discrimination or harassment in employment.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

CNH INDUSTRIAL AMERICA LLC

By:	/s/ Kelly Manley
	Name:	Kelly Manley
	Title:	Chief Human Resources Officer

/s/ James A. J. Nickolas
James A. J. Nickolas

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Definitions Annex

“Cause” means the Executive’s (i) conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (a) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or any other crime involving moral turpitude, (b) on a felony charge or (c) on an equivalent charge to those in clauses (a) and (b) in jurisdictions which do not use those designations; (ii) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company or any of its affiliates, (iii) willful and continued failure to perform the Executive’s duties after notice from the Company that the Executive fails to cure within thirty (30) days after receipt of such notice; (iv) material violation of the Company or CNH Industrial N.V.’s Code of Conduct or any other CNH Group policy as in effect from time to time or (vi) breach of any of the material terms of this Agreement or any other written agreement between the Executive and the Company or any of its affiliates.

“Change of Control” has the meaning provided in the CNH Industrial N.V. Equity Incentive Plan, as may be amended from time to time, or its successor.

“Competitive Business” means, as of any date, including during the Non-Competition Period or Non-Solicitation Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that is or proposes to be an original equipment manufacturer of agricultural equipment or construction equipment or any affiliate thereof in any geographical area in which the Company or any of its affiliates conducts such business (including, but not limited to, Deere & Company, AGCO Corporation, Claas Group, Kubota Tractor Corporation, Argo Tractors S.p.A., Same Deutz Fahr Group, Caterpillar Inc., Komatsu Ltd., J C Bamford Excavators Ltd., Hitachi Construction Machinery Co, Ltd., Volvo Group, Liebherr Group, Develon, Bobcat, Kubota Tractor Corporation and SANY Heavy Industry Co., Ltd.).

“Confidential Information” means information about the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans, trade secrets and other proprietary and confidential information relating to the business of the Company or any of its affiliates or their customers, that, in any case, is not otherwise available to the public (other than by the breach of any confidentiality obligation).

“Disability” means the Executive is either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“Good Reason” means, without the Executive’s written consent, (i) a material diminution in the Executive’s annual base salary or Annual Bonus Target, (ii) a material diminution in the Executive’s position, duties, responsibilities, authority, or reporting relationship, (iii) any material breach of this Agreement by the Company, or (iv) a relocation of the Executive’s principal place of employment (other than travel for projects and business) to a location more than 75 miles from the office specified in Section 2 of this Agreement. Notwithstanding the foregoing, an event will not constitute Good Reason unless (a) the Executive gives a notice of termination within 90 days after the initial existence of the event

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constituting Good Reason has occurred, describing in reasonable detail the event constituting Good Reason, (b) the Company is given thirty (30) days after the Company receives notice from the Executive of the event purporting to constitute Good Reason to cure such event and (c) the Executive’s Termination Date occurs no later than thirty (30) days after the end of the period in which the Company had to cure the Good Reason event provided in the notice.

“Local Laws” means local laws, bylaws, statutes, regulations, codes of practice or applicable guidance issued by a governmental department or regulatory authority applicable to the country of the Executive’s primary work location.

“Non-Competition Period” means the period continuing through the duration of the Executive’s employment with the Company and its affiliates and ending on the first (1st) anniversary of the Termination Date.

“Non-Solicitation Period” means the period continuing through the duration of the Executive’s employment with the Company and its affiliates and ending on the first (1st) anniversary of the Termination Date.

A “Qualifying Termination” means a termination by (i) the Company for any reason other than (A) the Executive’s death, (B) the Executive’s Disability or (C) for Cause, or (ii) the Executive for Good Reason.

“Termination Date” means the date upon which the Executive’s employment with the Company and its affiliates ends, for any reason.

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APPENDIX

ADDITIONAL TERMS AND CONDITIONS FOR EXECUTIVES

Terms and Conditions

This Appendix contains additional terms and conditions that will apply to the Executive if the Executive works and/or resides in one of the countries listed below. In the event that any provision of the Employment Agreement conflicts with or is inconsistent in any respect with the applicable provisions in this Appendix, the provisions of this Appendix will control. Capitalized terms not otherwise defined have the meanings provided in the Employment Agreement to which it is attached (the “Agreement”) or the Definitions Annex thereto, as applicable.

If the Executive is a citizen or resident of a country other than the one in which the Executive is currently working and/or residing, transfers to another country after the Effective Date, or is considered a resident of another country for Local Law purposes, the Company shall, in its discretion, determine the extent to which the additional terms and conditions contained herein shall be applicable to the Executive.

UNITED STATES OF AMERICA

Term: The parties understand and agree that the Agreement does not alter the at-will status of the Executive’s employment.

Binding Arbitration: The parties agree that, to the fullest extent permitted by law, any controversy or claim relating to, arising from, or regarding the Executive’s employment, termination of employment, or Agreement that cannot be resolved independently shall be resolved by final and binding arbitration rather than in a court of law. In consideration of the Executive’s service and compensation, and the Company’s promise to arbitrate all employment related disputes, at present and in the future, the Executive agrees that any and all controversies, claims, or disputes with the CNH Group or any related individuals (including with any member of the family or household, and any employee of the CNH Group) arising out of, relating to, or resulting from the Executive’s service to the Company under the Agreement or otherwise or the termination of the Executive’s service, including any breach of the Agreement, shall be subject to binding arbitration. Disputes which the Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include but are not limited to any and all statutory claims under state, federal or local law, including, but not limited to, claims of discrimination, retaliation, unpaid wages, incentive pay, breach of contract and wrongful termination, tort claims, and claims based upon any federal, state or local ordinance, statute, regulation or constitutional provision, to the extent permitted by law. The Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with the Executive that arise from the Executive’s employment.

It is agreed that any arbitration will be administered by the American Arbitration Association (“AAA”) in Illinois in accordance with the Employment Arbitration Rules of the AAA (the “Rules”), and that a single neutral arbitrator will be selected in a manner consistent with the Rules, and that the arbitrator shall apply the laws of Illinois to the merits of any dispute. The arbitration proceedings will allow for discovery based on the Rules. The arbitrator shall issue a written decision on the merits. The arbitrator shall have the power to award any remedies available under applicable law. The arbitrator shall administer and conduct any

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arbitration in a manner consistent with the Rules. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between the parties. Accordingly, except as provided for by the Rules, neither party will be permitted to pursue court action regarding claims that are subject to arbitration.

This agreement to arbitrate does not include an agreement to arbitrate claims on a collective or class basis. It is explicitly agreed that, to the fullest extent permitted by applicable law, no arbitrator shall have the authority to consider class or collective claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

Nothing contained herein shall restrict either party from seeking a provisional remedy (including temporary injunctive relief) in a court of law of competent jurisdiction. Further, for the avoidance of doubt, the parties agree that, nothing herein, nor anything in the Rules, shall permit any arbitrator to determine the arbitrability of any application for temporary or preliminary injunctive relief. To the extent any question exists as to the arbitrability of any application for temporary or preliminary injunctive relief, such question shall be resolved solely by the court of competent jurisdiction.

Each party will be responsible for its own costs and expenses in connection with any such proceeding, except as provided by law. The arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

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